Exhibit 99.1

MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS

FISCAL 2022 SECOND QUARTER RESULTS

FY2022 Second Quarter Results Reflect Continued Ramp-up of Live Events at Company’s Performance Venues

Tao Group Hospitality’s Results Reflect Ongoing Robust Demand in Las Vegas and New York Markets

NEW YORK, N.Y., February 9, 2022—Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment”) today reported financial results for the fiscal second quarter ended December 31, 2021. While the Company completed the acquisition of MSG Networks on July 9, 2021, MSG Networks’ results are included on a combined basis with the Company for all periods presented.

During the fiscal 2022 second quarter, events at the Company’s performance venues continued to ramp up, highlighted by a busy schedule of concerts, New York Knicks (“Knicks”) and New York Rangers (“Rangers”) home games at The Garden, and the return of the Christmas Spectacular to Radio City Music Hall. In addition, MSG Networks commenced full regular season telecast schedules for its five professional teams across the NBA and NHL, while Tao Group Hospitality continued to benefit from strong consumer demand led by the Las Vegas and New York markets. The emergence of the Omicron variant impacted some of the Company’s operating momentum late in the quarter, most notably leading to the Christmas Spectacular production concluding its 2021 holiday season run earlier than anticipated, as well as the postponement or cancellation of a number of other events.

For the fiscal 2022 second quarter, the Company reported revenues of $516.4 million, an increase of $347.7 million as compared with the prior year quarter. In addition, the Company reported operating income of $35.4 million and adjusted operating income of $76.1 million for the fiscal 2022 second quarter, as compared to an operating loss of $46.8 million and adjusted operating income of $9.8 million in the prior year quarter.(1)

Executive Chairman and CEO James L. Dolan said, “The fiscal second quarter reflected the ramp up of live events at our venues, as well as continued activity in marketing partnerships and strong performance at Tao Group Hospitality. Looking ahead, we believe the positive momentum being generated across our business and the ongoing construction progress of MSG Sphere in Las Vegas position us well to create long-term shareholder value.”

Segment Results for the Three and Six Months Ended December 31, 2021 and 2020:

	Three Months Ended				Six Months Ended
	December 31,		Change		December 31,		Change
$ millions	2021	2020	$	%	2021	2020	$	%
Revenues
Entertainment	$247.6	$12.7	$234.9	NM	$281.8	$20.2	$261.6	NM
MSG Networks	160.0	146.2	13.7	9%	301.5	303.6	(2.1)	(1)%
Tao Group Hospitality	117.1	10.5	106.6	NM	236.6	17.7	218.8	NM
Other(2)	(8.2)	(0.6)	(7.6)	NM	(8.9)	(2.2)	(6.7)	NM

Total Revenues	$516.4	$168.8	$347.7	NM	$810.9	$339.3	$471.7	139%

Operating Income (Loss)
Entertainment	$(10.3)	$(97.1)	$86.8	89%	$(125.0)	$(207.7)	$82.8	40%
MSG Networks	35.1	65.7	(30.6)	(47)%	58.4	133.6	(75.3)	(56)%
Tao Group Hospitality	16.7	(11.2)	27.9	NM	26.8	(22.4)	49.2	NM
Other(2)	(6.2)	(4.3)	(2.0)	(46)%	(8.2)	(9.0)	0.7	8%

Total Operating Income (Loss)	$35.4	$(46.8)	$82.2	NM	$(48.0)	$(105.5)	$57.5	55%

Adjusted Operating Income (Loss)
Entertainment	$15.0	$(55.3)	$70.3	NM	$(56.4)	$(113.5)	$57.1	50%
MSG Networks	43.8	73.8	(29.9)	(41)%	99.6	148.2	(48.5)	(33)%
Tao Group Hospitality	17.5	(8.4)	25.9	NM	43.7	(17.5)	61.2	NM
Other(2)	(0.2)	(0.3)	0.1	26%	(0.5)	(0.5)	—	— %

Total Adjusted Operating Income	$76.1	$9.8	$66.3	NM	$86.4	$16.6	$69.8	NM

Note:	Does not foot due to rounding
(1)	See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

Entertainment

For the fiscal 2022 second quarter, the Entertainment segment generated revenues of $247.6 million, an increase of $234.9 million as compared with the prior year period. Event-related revenues increased $80.0 million, suite license fee revenues increased $13.1 million and venue-related sponsorship and signage increased $4.6 million, all primarily due to the return of live events to the Company’s performance venues during the current year quarter, as compared to no events in the prior year period as a result of the COVID-19 pandemic. The current year quarter also included an increase in revenues of $71.6 million ($26.3 million of which was due to higher arena license fees) related to the Company’s Arena License Agreements with Madison Square Garden Sports Corp. (“MSG Sports”) due to the Knicks and Rangers playing a combined 35 pre/regular season home games at The Garden without any capacity restrictions in the current period as compared to four Knicks home games without fans in attendance due to government-mandated assembly restrictions in the prior year period. In addition, revenues from the Christmas Spectacular production increased $55.3 million compared to the prior year period in which the entire 2020 production was canceled as a result of the COVID-19 pandemic.

Fiscal 2022 second quarter direct operating expenses of $147.3 million increased $123.9 million, as compared with the prior year quarter. Event-related expenses increased $41.8 million primarily due to the return of live events to the Company’s performance venues during the current year quarter, as compared to no events in the prior year period due to the COVID-19 pandemic. Direct operating expenses associated with the Christmas Spectacular increased $38.9 million compared to the prior year period in which the 2020 production was canceled as a result of the COVID-19 pandemic. In addition, direct operating expenses associated with revenue or profit sharing under the Arena License Agreements with MSG Sports increased $32.7 million due to the Knicks and Rangers playing a combined 35 pre/regular season home games at The Garden without any capacity restrictions in the current year period as compared to four Knicks home games with no fans in attendance in the prior year period.

Fiscal 2022 second quarter selling, general and administrative expenses of $91.5 million increased $25.8 million, as compared with the prior year quarter. This increase primarily reflects higher employee compensation and related benefits of $14.1 million (which is net of a decrease in share-based compensation of $6.2 million), as well as higher professional fees of $7.8 million, which includes costs for MSG Sphere development.

Fiscal 2022 second quarter operating loss improved by $86.8 million to a loss of $10.3 million and adjusted operating income improved by $70.3 million to $15.0 million, both as compared with the prior year quarter. The improvements in operating loss and adjusted operating income were primarily due to the increase in revenue, offset by higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses.

MSG Networks

For the fiscal 2022 second quarter, the MSG Networks segment generated total revenues of $160.0 million, an increase of $13.7 million as compared with the prior year period. Affiliation fee revenue decreased $16.1 million, primarily due to the impact of the non-renewal of MSG Networks’ carriage agreement with Comcast as of October 1, 2021 and a decrease in subscribers of approximately 7% (excluding the impact of the non-renewal with Comcast). These decreases were partially offset by the impact of higher affiliation rates and a decrease in net unfavorable affiliate adjustments of $3.1 million.

Fiscal 2022 second quarter advertising revenue increased $28.3 million, as compared with the prior year period, primarily reflecting a greater number of NBA and NHL telecasts in the current year period as compared with the prior year period. As a result of the delayed start to the 2020-21 NBA and NHL seasons due to the COVID-19 pandemic, MSG Networks telecast nine NBA games and no NHL games in the prior year period, as compared with a regular NBA and NHL telecast schedule in the current year period.

Fiscal 2022 second quarter direct operating expenses of $85.9 million increased $28.9 million, as compared with the prior year quarter, primarily due to higher rights fees expense of $20.4 million and, to a lesser extent, an increase in other programming and production-related costs of $8.3 million. The increase in rights fees expense was primarily due to the impact of lower media rights fees in the prior year period as a result of rights fee reductions related to the shortened 2020-21 NHL season, the impact of the delayed start of the 2020-21 NBA and NHL regular seasons in the prior year period and annual contractual rate increases.

Fiscal 2022 second quarter selling, general and administrative expenses of $37.2 million increased $15.5 million, as compared with the prior year quarter. The increase primarily reflects higher advertising and marketing expenses of approximately $7.0 million and higher advertising sales commissions of approximately $6.4 million.

Fiscal 2022 second quarter operating income of $35.1 million decreased $30.6 million and adjusted operating income of $43.8 million decreased $29.9 million, both as compared with the prior year quarter. The decreases in operating income and adjusted operating income were primarily due to the increases in direct operating expenses and selling, general and administrative expenses, partially offset by the increase in revenue.

Tao Group Hospitality

For the fiscal 2022 second quarter, the Tao Group Hospitality segment generated revenues of $117.1 million as compared with $10.5 million in the prior year period. Tao Group Hospitality acquired Hakkasan Group on April 27, 2021 and, as a result, revenues in the current year quarter reflect $51.6 million from Hakkasan Group. The portfolio of venues operated by Tao Group Hospitality prior to the acquisition of Hakkasan Group (which the Company refers to as the “legacy venues”) generated $65.5 million in revenues in the current year quarter as compared with $10.5 million in the prior year period, which primarily reflects the easing of government-mandated capacity restrictions.

Fiscal 2022 second quarter direct operating expenses of $60.9 million increased $49.9 million, as compared with the prior year quarter. The current year quarter included $24.6 million in direct operating expenses from Hakkasan Group. In addition, employee compensation and related benefits at legacy venues increased $11.6 million, primarily reflecting a staffing increase following the easing of government mandated capacity restrictions, while the cost of food, beverage and venue entertainment at legacy venues increased $10.9 million. Rent expense increased $2.6 million, primarily due to rent concessions in the prior year period resulting from the COVID-19 pandemic.

Fiscal 2022 second quarter selling, general and administrative expenses of $40.7 million increased $31.6 million as compared with the prior year quarter. This primarily reflects $16.0 million in selling, general and administrative expenses from Hakkasan Group; a $6.5 million increase in employee compensation and related benefits; a $4.5 million increase in professional fees, restaurant expenses and supplies, utilities, general liability insurance, pre-opening expenses and repairs and maintenance; and a $2.4 million increase in marketing.

Fiscal 2022 second quarter operating income improved by $27.9 million to $16.7 million while adjusted operating income improved by $25.9 million to $17.5 million, both as compared with the prior year quarter. The improvements in operating income and adjusted operating income primarily reflect the increase in revenues, partially offset by an increase in direct operating expenses and, to a lesser extent, an increase in selling, general and administrative expenses.

About Madison Square Garden Entertainment Corp.

Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment. The Company presents or hosts a broad array of events in its diverse collection of venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; and The Chicago Theatre. MSG Entertainment is also building a new state-of-the-art venue in Las Vegas, MSG Sphere at The Venetian. In addition, the Company features the original production – the Christmas Spectacular Starring the Radio City Rockettes – and through Boston Calling Events, produces the Boston Calling Music Festival. The Company’s two regional sports and entertainment networks, MSG Network and MSG+, deliver a wide range of live sports content and other programming. Also under the MSG Entertainment umbrella is Tao Group Hospitality, with entertainment dining and nightlife brands including: Tao, Marquee, Lavo, Beauty & Essex, Cathédrale, Hakkasan and Omnia. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) adjustments to remove the impact of non-cash straight-line leasing revenue associated with the Arena License Agreements with MSG Sports, (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) amortization for capitalized cloud computing arrangement costs, (iv) share-based compensation expense or benefit, (v) restructuring charges or credits, (vi) merger and acquisition-related costs, including litigation expenses, (vii) gains or losses on sales or dispositions of businesses and associated settlements, and (viii) the impact of purchase accounting adjustments related to business acquisitions. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. We believe that given the length of the Arena License Agreements and resulting magnitude of the difference in leasing revenue recognized and cash revenue received, the exclusion of non-cash leasing revenue provides investors with a clearer picture of the Company’s operating performance. We eliminate merger and acquisition-related costs because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Mark Costiglio Senior Vice President, Communications Madison Square Garden Entertainment Corp. (212) 465-4402	Ari Danes, CFA Senior Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgentertainment.com

Conference call dial-in number is 833-420-0364 / Conference ID Number 9077917

Conference call replay number is 855-859-2056 / Conference ID Number 9077917 until February 16, 2022

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues	$516,439	$168,752	$810,949	$339,298
Direct operating expenses	296,258	92,497	462,019	191,728
Selling, general and administrative expenses	162,277	96,018	337,116	177,675
Depreciation and amortization	30,533	25,677	59,963	54,087
Impairment and other (gains) loss, net	(7,979)	—	(161)	—
Restructuring charges	—	1,372	—	21,299

Operating income (loss)	35,350	(46,812)	(47,988)	(105,491)
Other income (expense):
Loss in equity method investments	(1,774)	(1,568)	(2,981)	(3,264)
Interest income	773	837	1,548	1,609
Interest expense	(8,167)	(5,262)	(17,415)	(10,535)
Miscellaneous income (expense), net	(17,100)	(7,568)	(19,647)	26,449

Income (loss) from operations before income taxes	9,082	(60,373)	(86,483)	(91,232)
Income tax benefit (expense)	(4,063)	298	14,847	(9,159)

Net income (loss)	5,019	(60,075)	(71,636)	(100,391)
Less: Net income (loss) attributable to redeemable noncontrolling interests	2,642	(3,342)	4,854	(7,231)
Less: Net income (loss) attributable to nonredeemable noncontrolling interests	106	(902)	471	(1,532)

Net income (loss) attributable to Madison Square Garden Entertainment Corp.’s stockholders	$2,271	$(55,831)	$(76,961)	$(91,628)

Basic earnings (loss) per common share attributable to Madison Square Garden Entertainment Corp.’s stockholders	$0.07	$(1.64)	$(2.25)	$(2.70)
Diluted earnings (loss) per common share attributable to The Madison Square Garden Company’s stockholders	$0.07	$(1.64)	$(2.25)	$(2.70)
Basic weighted-average number of common shares outstanding	34,278	34,021	34,186	33,961
Diluted weighted-average number of common shares outstanding	34,436	34,021	34,186	33,961

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(Unaudited)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•	Non-cash portion of arena license fees from MSG Sports. This adjustment removes the impact of non-cash straight-line leasing revenue associated with the Arena License Agreements with MSG Sports.

•

Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the MSG Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by MSG Entertainment, MSG Entertainment Non-Employee Director Plan and MSG Networks Non-Employee Director Plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.

•	Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.

•	Merger and acquisition related costs. This adjustment eliminates costs related to mergers and acquisitions, including litigation expenses, in all periods.

•	Impairment and other (gains) loss, net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.

•	Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s full-time workforce reductions.

•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

	Three Months Ended		Six Months Ended

	December 31,		December 31,
	2021	2020	2021	2020
Operating income (loss)	$35,350	$(46,812)	$(47,988)	$(105,491)
Non-cash portion of arena license fees from MSG Sports	(11,346)	(1,176)	(11,889)	(1,176)
Share-based compensation	24,171	29,828	43,699	45,984
Depreciation and amortization(1)	30,533	25,677	59,963	54,087
Amortization for capitalized cloud computing costs	10	—	95	—
Merger and acquisition related costs	2,331	—	39,523	—
Impairment and other (gains) loss, net	(7,979)	—	(161)	—
Restructuring charges	—	1,372	—	21,299
Other purchase accounting adjustments	3,038	924	3,123	1,848

Adjusted operating income	$76,108	$9,813	$86,365	$16,551

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

(1)	Includes depreciation and amortization related to purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SEGMENT RESULTS

(Dollars in thousands)

(Unaudited)

BUSINESS SEGMENT RESULTS

	Three Months Ended December 31, 2021
	Entertainment	Networks	Tao Group Hospitality	Other(2)	Total
Revenues	$247,610	$159,981	$117,086	$(8,238)	$516,439
Direct operating expenses	147,343	85,924	60,880	2,111	296,258
Selling, general and administrative expenses	91,516	37,192	40,685	(7,116)	162,277
Depreciation and amortization	19,024	1,756	6,243	3,510	30,533
Impairment and other (gains) loss, net	—	—	(7,443)	(536)	(7,979)

Operating income (loss)	$(10,273)	$35,109	$16,721	$(6,207)	$35,350
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports	(11,346)	—	—	—	(11,346)
Share-based compensation	16,155	6,058	1,958	—	24,171
Depreciation and amortization(1)	19,024	1,756	6,243	6,548	33,571
Amortization for capitalized cloud computing costs	(34)	44	—	—	10
Merger and acquisition related costs	1,456	875	—	—	2,331
Impairment and other (gains) loss, net	—	—	(7,443)	(536)	(7,979)

Adjusted operating income (loss)	$14,982	$43,842	$17,479	$(195)	$76,108

	Three Months Ended December 31, 2020
	Entertainment	Networks	Tao Group Hospitality	Other(2)	Total
Revenues	$12,669	$146,239	$10,491	$(647)	$168,752
Direct operating expenses	23,409	57,033	10,980	1,075	92,497
Selling, general and administrative expenses	65,730	21,692	9,131	(535)	96,018
Depreciation and amortization	19,246	1,802	1,563	3,066	25,677
Restructuring charges	1,372	—	—	—	1,372

Operating income (loss)	$(97,088)	$65,712	$(11,183)	$(4,253)	$(46,812)
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports	(1,176)	—	—	—	(1,176)
Share-based compensation	22,374	6,266	1,188	—	29,828
Depreciation and amortization(1)	19,246	1,802	1,563	3,990	26,601
Restructuring charges	1,372	—	—	—	1,372

Adjusted operating income (loss)	$(55,272)	$73,780	$(8,432)	$(263)	$9,813

(1)	Depreciation and amortization includes other purchase accounting adjustments of $3,038 and $924 for the three months ended December 31, 2021 and 2020, respectively.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SEGMENT RESULTS (continued)

(Dollars in thousands)

(Unaudited)

	Six Months Ended December 31, 2021
	Entertainment	MSG Networks	Tao Group Hospitality	Other(2)	Total
Revenues	$281,849	$301,454	$236,550	$(8,904)	$810,949
Direct operating expenses	183,645	154,347	121,973	2,054	462,019
Selling, general and administrative expenses	184,478	85,167	74,779	(7,308)	337,116
Depreciation and amortization	38,680	3,553	12,621	5,109	59,963
Impairment and other (gains) loss, net	—	—	375	(536)	(161)

Operating income (loss)	$(124,954)	$58,387	$26,802	$(8,223)	$(47,988)
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports	(11,889)	—	—	—	(11,889)
Share-based compensation	26,298	13,532	3,869	—	43,699
Depreciation and amortization(1)	38,680	3,553	12,621	8,232	63,086
Amortization for capitalized cloud computing costs	7	88	—	—	95
Merger and acquisition related costs	15,448	24,075	—	—	39,523
Impairment and other (gains) loss, net	—	—	375	(536)	(161)

Adjusted operating income (loss)	$(56,410)	$99,635	$43,667	$(527)	$86,365

	Six Months Ended December 31, 2020
	Entertainment	MSG Networks	Tao Group Hospitality	Other(2)	Total
Revenues	$20,224	$303,602	$17,712	$(2,240)	$339,298
Direct operating expenses	47,024	122,105	20,808	1,791	191,728
Selling, general and administrative expenses	118,380	44,219	16,734	(1,658)	177,675
Depreciation and amortization	41,260	3,630	2,609	6,588	54,087
Restructuring charges	21,299	—	—	—	21,299

Operating income (loss)	$(207,739)	$133,648	$(22,439)	$(8,961)	$(105,491)
Reconciliation to adjusted operating income (loss):
Non-cash portion of arena license fees from MSG Sports	(1,176)	—	—	—	(1,176)
Share-based compensation	32,807	10,893	2,284	—	45,984
Depreciation and amortization(1)	41,260	3,630	2,609	8,436	55,935
Restructuring charges	21,299	—	—	—	21,299

Adjusted operating income (loss)	$(113,549)	$148,171	$(17,546)	$(525)	$16,551

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

(1)	Depreciation and amortization includes other purchase accounting adjustments of $3,123 and $1,848 for the six months ended December 31, 2021 and 2020, respectively.
(2)	Includes inter-segment eliminations and, for operating income (loss), purchase accounting adjustments.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2021	June 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$1,258,105	$1,516,992
Restricted cash	23,914	22,984
Accounts receivable, net	190,491	184,613
Net related party receivables	48,929	31,916
Prepaid income taxes	1,850	12,772
Prepaid expenses	69,476	67,445
Other current assets	42,637	36,014

Total current assets	1,635,402	1,872,736
Investments in nonconsolidated affiliates	46,412	49,221
Property and equipment, net	2,474,693	2,156,292
Right-of-use lease assets	470,253	280,579
Amortizable intangible assets, net	182,006	198,274
Indefinite-lived intangible assets	63,801	63,801
Goodwill	500,181	502,195
Other assets	150,326	166,781

Total assets	$5,523,074	$5,289,879

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except per share data)

(Unaudited)

	December 31, 2021	June 30, 2021
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$43,815	$26,644
Net related party payables, current	56,597	23,173
Current portion of long-term debt, net of deferred financing costs	56,483	53,973
Income taxes payable	406	2,527
Accrued liabilities:
Employee related costs	73,078	91,853
Other accrued liabilities	268,135	210,749
Operating lease liabilities, current	65,663	73,423
Collections due to promoters	49,513	37,877
Deferred revenue	256,154	209,651

Total current liabilities	869,844	729,870
Long-term debt, net of deferred financing costs	1,606,759	1,650,628
Operating lease liabilities, noncurrent	450,019	233,556
Defined benefit and other postretirement obligations	52,653	54,179
Other employee related costs	17,814	21,193
Collections due to promoters, noncurrent	—	6,625
Deferred tax liabilities, net	181,214	200,325
Other liabilities	74,952	75,263

Total liabilities	3,253,255	2,971,639

Redeemable noncontrolling interests	142,004	137,834
Madison Square Garden Entertainment Corp. Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 27,327 and 27,093 shares outstanding as of December 31, 2021 and June 30, 2021, respectively	273	271
Class B Common stock, par value $0.01, 30,000 shares authorized; 6,867 shares outstanding as of December 31, 2021 and June 30, 2021	69	69
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of December 31, 2021 and June 30, 2021	—	—
Additional paid-in capital	2,317,415	2,294,775
Retained earnings	(173,302)	(96,341)
Accumulated other comprehensive loss	(32,632)	(30,272)

Total Madison Square Garden Entertainment Corp. stockholders’ equity	2,111,823	2,168,502
Nonredeemable noncontrolling interests	15,992	11,904

Total equity	2,127,815	2,180,406

Total liabilities, redeemable noncontrolling interests and equity	$5,523,074	$5,289,879

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	December 31,
	2021	2020
Net cash provided by (used in) operating activities	$132,786	$(102,467)
Net cash (used in) provided by investing activities	(332,532)	136,238
Net cash (used in) provided by financing activities	(57,639)	598,512
Effect of exchange rates on cash, cash equivalents and restricted cash	(572)	7,795

Net (decrease) increase in cash, cash equivalents and restricted cash	(257,957)	640,078
Cash, cash equivalents and restricted cash at beginning of period	1,539,976	1,121,141

Cash, cash equivalents and restricted cash at end of period	$1,282,019	$1,761,219

Note:

For all periods presented, the net assets of MSG Networks have been combined with those of the Company at their historical carrying amount. All prior periods balances in these consolidated financial statements (including share activities) have been retrospectively adjusted as if both companies had been operating as a single company.